Exhibit 10.7(b)
FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to the Executive Employment Agreement (the “Agreement”) by and between Avigal Soreq (the “Executive”) and DELEK US HOLDINGS, INC. (the “Company”), dated for reference as of March 28, 2022, is hereby entered into by the Company and the Executive to be effective November 6, 2024 (the “Amendment Date”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

WHEREAS, the Executive and the Company wish to enter into this Amendment in order to modify the terms of Executive’s service with the Company.

NOW, THEREFORE, in consideration of the foregoing, effective as of the Effective Date, the Agreement is hereby amended as follows:

1.Paragraph 1 is hereby deleted in its entirety and replaced with the following:

(a)    Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and expire on June 12, 2028 unless terminated earlier as provided for herein. The term shall be evergreen after June 12, 2028, and non-renewal (in 2028 or any year thereafter) by the Company will be treated as a termination without Cause (as such term is defined in Section 10(h)(ii) hereof).
2.Paragraph 10(c) is hereby deleted in its entirety and replaced with the following:

(c)Termination At-Will by Company. The Company may terminate this Agreement (and Executive’s employment hereunder) at any time and for any reason. If the termination occurs during the Term and is other than for Cause (including by reason of non-renewal of the Term by the Company pursuant to Section 1) and if Executive timely executes and does not revoke the Separation Release (as that term is defined in Section 10(t) of this Agreement) provided to Executive at the time of Executive’s separation, Executive shall be entitled to the following (in addition to all accrued compensation and benefits through the date of termination): (i) the Separation Payment, (ii) the costs of continuing family health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for 18 months following termination of employment, provided, that the Company may, in its sole discretion, (A) pay such amounts directly to the applicable provider or (B) pay an equivalent amount directly to Executive, (iii) the Post-Employment Annual Bonus, and (iv) Accelerated Vesting upon termination. This provision shall not apply if Executive is terminated by reason of death or Disability.

3.Paragraph 10(d) is hereby deleted in its entirety and replaced with the following:

(d)Termination At-Will by Executive. Executive may terminate this Agreement (and Executive’s employment hereunder) at any time and for any reason. If Executive terminates this Agreement and Executive’s employment hereunder during the Term (other than due to Executive’s death or Disability), Executive must provide the Company with advance written notice of termination of no less than six months (the “Required Notice”). If Executive terminates Executive’s employment during the Term other than for a Good Reason and provides at least six months’ advance written notice of termination, Executive shall only be entitled to receive all accrued compensation and benefits, including payment of accrued and unused vacation, through the date of termination and any Accelerated Vesting due to Executive’s Retirement, if applicable. This Section 10(d) shall not apply if Executive is terminated by reason of death or Disability.

4.Paragraph 10(e) is hereby deleted in its entirety and replaced with the following:

(e)Accelerated Termination After Notice. Nothing herein shall limit the Company’s right to terminate this Agreement and/or Executive’s employment after the Company receives notice of termination from Executive, which termination shall not be deemed a termination without Cause under Section l0(c). However, if the Company receives the Required Notice from Executive and then terminates this Agreement and/or Executive’s employment for any reason, Executive’s employment shall terminate on (and post-employment provisions of Sections 7, 8(b), 8(c), and 9 shall be effective from) the date on which the Company terminates Executive’s employment.

5.Paragraph 10(f) is hereby deleted in its entirety and replaced with the following:

(f)Separation Release. Notwithstanding anything to the contrary, but subject to Executive’s compliance with the ongoing obligations of Section 8 (above), and any applicable six-month delay required by Section 18 hereof and Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), if a payment is otherwise payable to Executive hereunder upon Executive’s termination of employment, such payment shall be payable in cash to Executive on the Company’s first payroll date that is on or after the 60th day following Executive’s “separation from service” (within the meaning of Section 409A) (or such later date as may be required by law). However, Executive’s right to receive the Separation Payment, and any other separation benefits provided by Section 10(c) shall be conditioned upon (i) Executive’s execution and delivery to the Company of a Separation Release (and the expiration of any statutorily mandated revocation period without Executive revoking the Separation Release) within the time provided by the Company to do so and (ii) Executive’s continued compliance with this Agreement, including Sections 7 and 8, and any other restrictive covenants to which Executive is bound. If Executive fails to timely execute and deliver the Separation Release or if Executive timely revokes Executive’s acceptance of the Separation Release thereafter (if such revocation is permitted), Executive shall not be entitled to the Separation Payment or any other separation benefits and shall repay any Separation Payment or other separation benefits received. If the foregoing consideration and revocation periods begin in one taxable year and end in a second taxable year, payment will be made in the second taxable year.

6.Paragraph 10(h)(i) is hereby deleted in its entirety and replaced with the following:

(i)    “Accelerated Vesting” means the vesting of all unvested equity awards granted to Executive under the Plans, such that (A) performance awards will become vested on a prorated basis through the termination of employment, based on actual results evaluated after the close of the applicable performance period and payable in a lump sum at the same time as performance awards are paid to executives of the Company generally and (B) full value equity awards (e.g., restricted stock, restricted stock units and phantom units) and appreciation equity awards (e.g., non-

qualified stock options and stock appreciation rights) will vest only to the extent that such awards that would have vested if Executive’s employment had continued during a period equal to the lesser of six months following termination of employment or the balance of the Term; provided, however, in the event of Executive’s Retirement, Accelerated Vesting means the vesting of all unvested equity awards granted to Executive under the Plans, such that (A) performance awards will become vested on a prorated basis through the termination of employment, based on actual results evaluated after the close of the applicable performance period and payable in a lump sum at the same time as performance awards are paid to executives of the Company generally and (B) full value equity awards (e.g., restricted stock, restricted stock units and phantom units) and appreciation equity awards (e.g., non-qualified stock options and stock appreciation rights) will vest in full.

7.Paragraph 10(h)(iii) is hereby deleted in its entirety and replaced with the following:

(iii)    “Good Reason” means (A) the Company materially breaches this Agreement (it being acknowledged that any failure to pay any significant compensation or benefits at the times due under this Agreement shall be deemed a material breach), (B) the Company significantly reduces the scope of Executive’s duties under Section 2; provided, however, that any change to Executive’s duties with respect to DKL will not constitute Good Reason, (C) the Company reduces Executive’s Base Compensation under Section 3 other than as part of a base compensation reduction plan generally applicable to other similar senior executive employees, or (D) the Company requires Executive to relocate to any location that increases his commuting distance by more than 50 miles.

8.A new Paragraph 10(h)(ix) is hereby added to the Agreement:

(ix)    “Retirement” means the Executive’s termination of employment (other than due to Cause) on or after the date the sum of Executive’s (A) age plus (B) years of service with the Company equals or exceeds 65. For purposes of “Retirement” all prior service with the Company and its affiliates will be included in determining Executive’s years of service.

9.The Terms of Employment attached as Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the Terms of Employment attached to this Amendment as Exhibit A.

10.Except as expressly modified by this Amendment, all terms, conditions and covenants in the Agreement shall remain in full force and effect.

[Remainder of Page Intentionally Blank; Signature Page Follows]

In witness whereof, the parties have executed this Agreement as of the date set forth above.

COMPANY: DELEK US HOLDINGS, INC. /s/ Jared Serff	EXECUTIVE: /s/ Avigal Soreq
By: Jared Serff	Avigal Soreq
Title: Executive Vice President, Human Resources

Avigal Soreq
Terms of Employment,
Exhibit A to Executive Employment Agreement

Title:	President and Chief Executive Officer, Delek US Holdings, Inc.; President, Delek Logistics Partners, LP
Term:	June 12, 2028 (Annual Evergreen Contract thereafter)
Base Salary:	$900,000 annually to be paid out (bi-weekly)
Annual Bonus:	Executive will be eligible for an annual bonus at target of 140% of your Base Salary. The annual bonus percent may range from Ox to 2x based off of company performance
Long-Term Incentive (Equity Plan):
Executive will be eligible for the company’s long-term incentive plan, which would consist of annual grants, which at target would be equal to $4,500,000 split 50% time based Restricted Stock Units and 50% Performance Based Restricted Stock Units.
Time Based RSU Award Vesting: Quarterly over 3 years
•    Grant Date: Q12025 - $2,250,000
o    $1,125,000 DK RSU
o    $1,1250,000 DKL RSU

PRSUs Performance Award Grant (Q12025) $2,250,000 annually:
•    Performance Metric: Relative TSR (Total Shareholder Return)
•    Performance Period: 3 years
•    0-200% Attainment
•    Grant Date: 3/10/2025
oPerformance Period: 1/1/2025 - 12/31/2025 ($450,000 @ Target)
oPerformance Period: 1/1/2026 - 12/31/2026 ($450,000 @ Target)
oPerformance Period: 1/1/2027 - 12/31/2027 ($450,000 @ Target)
oPerformance Period: 1/1/2025 - 12/31/2027 ($900,000 @ Target)

Vacation:	5 weeks of accrued vacation (Unused vacation carryover)

Severance:	Refer to terms of Employment Agreement for details

Covenants:	Customary non-compete, non-solicit and confidentiality as applicable

Retirement:
Beginning in 2025, all equity vests upon termination if Executive’s age and service retirement provisions are met:
•Age + Service must be greater than or equal to 65
•Prior company service will be included for the Age + Service provision

Location:	Brentwood, TN

Effective Date:	Q4 2024